Exhibit 99.1

    Analog Devices Completes Acquisition of Integrant Technologies

    NORWOOD, Mass.--(BUSINESS WIRE)--July 31, 2006--Analog Devices, Inc. (NYSE: ADI) announced today that it has completed the acquisition of privately held Integrant Technologies, Inc.
    The acquisition is expected to increase ADI's revenue by approximately 1% of sales in each of the next few quarters. ADI expects to record a one-time charge of approximately $12 million in the fourth quarter of fiscal 2006, which ends October 28, 2006, for purchased in-process research and development expenses.
    Located in Seoul, Korea, Integrant is the leading supplier of low-power radio tuners that allow mobile communications, computer, and consumer devices to receive digital television (TV) and digital radio broadcasts. Integrant is best known for the low-power Digital Multimedia Broadcast (DMB) mobile TV tuners it supplies to Korea's leading mobile phone manufacturers. Korea leads the world in the deployment of mobile TV services. In addition, Integrant ships tuners from the same product family to support the new ISDB-T mobile TV standard in Japan.
    Under the terms of the share purchase agreement, ADI paid approximately $127 million in cash at the closing, which occurred during the fourth quarter of fiscal year 2006, in exchange for substantially all of the outstanding shares of Integrant. A portion of the consideration payable to the shareholders of Integrant was placed into escrow to secure potential indemnification claims under the share purchase agreement and to facilitate the acquisition of the remaining shares not acquired at closing. ADI may pay up to an additional $33 million upon satisfaction of certain conditions.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Forward Looking Statements

    This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Integrant acquisition, the expected charge related to in-process research and development expenses resulting from the acquisition, and ADI's expected revenue, product development, technical advances and customer support plans following the transaction. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the transaction may involve unexpected costs; the expected benefits of the transaction may not be achieved in a timely manner, or at all; Integrant's business may not be successfully integrated with ADI's following the closing; disruption from the transaction may adversely affect Integrant's relationships with its customers, suppliers or employees; and ADI may be unable to achieve the expected product development and technical advances following the transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI's filings with the Securities and Exchange Commission, including the risk factors contained in ADI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Fax: 781-461-3491
             investor.relations@analog.com